EXHIBIT 10.2(b)

FIRST AMENDMENT TO

THE AXONYX INC. 2000 STOCK OPTION PLAN

Effective as of December 11, 2001, the Axonyx Inc. 2000 Stock Option Plan (the “Plan”) is hereby amended as follows:

1.          Section 5 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

“5.       Stock Subject to the Plan.

Options granted under the Plan shall be for shares of the Company’s authorized but unissued or re-acquired Stock.  The maximum number of shares of Stock which may be issued over the term of the Plan shall not exceed TWO MILLION (2,000,000) shares, subject to adjustment by the Board pursuant to Paragraph 6(l).  Stock issued under other stock option plans of the Company shall not be counted against the maximum number of shares that can be issued under the Plan.

In the event that any outstanding Option expires or is terminated for any reason, the shares of Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

If an Optionee pays all or part of any Option Price with shares of Stock, the number of shares deemed to be issued to the Optionee (and counted against the maximum number of shares that can be issued under the Plan) shall be the number of shares transferred to the Optionee by the Company, less the number of shares transferred by the Optionee to the Company as payment. Stock issued on the exercise of an Option which is forfeited in accordance with the conditions contained in the grant by the Optionee after issuance shall be deemed to have never been issued under the Plan and, accordingly, shall not be counted against the maximum number of shares that can be issued under the Plan.”

2.          Section 8 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

“8.       Amendment of Plan.

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification.  In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

Options may be granted in excess of the number of shares of Stock then available for issuance under the Plan, provided any excess shares actually issued shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Stock available for issuance under the Plan.  If such stockholder approval is not obtained within twelve (12) months after the date the first such excess grants are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.”